Exhibit 3.1

THIS VERSION IS AN UNOFFICIAL TRANSLATION OF THE COMPANY'S ARTICLES OF ASSOCIATION FROM THE HEBREW LANGUAGE FOR CONVENIENCE PURPOSES ONLY. THE BINDING VERSION OF THESE ARTICLES OF ASSOCIATION IS IN THE HEBREW LANGUAGE AND CAN BE ACCESSED ON THE COMPANY'S WEBSITE.

Articles of Association

ZIM Integrated Shipping Services Ltd.

Registration Number- 52-001504-1 registered on June 7, 1945

(“the Company”)

Table of Contents

Chapter One - General		3
1.	Introduction	3
2.	Public Company	4
3.	Donations	4
4.	Objects of the Company	4
5.	Limited Liability	5

Chapter Two - Share Capital of the Company		5
6.	Share Capital	5
7.	The State Share	5
8.	Issuance of Shares and Other Securities	13
9.	Register of Members of the Company and Issue of Share Certificates	13
10.	Transfer of Shares of the Company	14
11.	Charge over Shares	16
12.	Alterations to Share Capital	16

Chapter Three - General Meetings		17
13.	Removal of Powers by the General Meeting	17
14.	Annual and Special General Meetings and Class Meetings	18
15.	Proceedings at General Meetings	18
16.	Votes of Shareholders	18
17.	Appointment of Proxies	19

Chapter Four - Board of Directors		20
18.	Directors – Appointment and Termination of Office	20
19.	Chairman of the Board	21
20.	Acts of the Directors	21
21.	Approval of Extraordinary Transactions	22

Chapter Five - Secretary, Auditor and Internal Auditor		22
22.	Secretary	22
23.	Auditor	22
24.	Internal Auditor	22

Chapter Six - Preservation and Distribution of the Company’s Capital		22
25.	Dividend and Bonus Shares	22

Chapter Seven - Exemption, Indemnification and Insurance of Officeholders		24
26.	Exemption of Officeholders	24
27.	Indemnification of Officeholders	24
28.	Insurance of Officeholders	25
29.	Exemption, Indemnification and Insurance – Generally	25

Chapter Eight - Winding-up and Re-organization of the Company		26
30.	Merger	26
31.	Winding-up	26
32.	Re-organization of the Company	26

Chapter Nine - Notices		26
33.	Notices	26

Chapter Ten - Jurisdiction		27
34.	Jurisdiction	27

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Chapter One - General

1.	Introduction

1.1.	In these articles of association, the following terms shall bear the meanings set out opposite them:

Law -	the provisions of any applicable law in Israel

Administrative Proceeding –	a proceeding according to Chapters H/3 (Imposition of Financial Sanctions by the Securities Authority), H/4 (Imposition of Administration Enforcement Measures by the Administrative Enforcement Committee) or I/1 (Conditional Arrangement for Avoiding the Institution of, or Terminating Proceedings) of the Securities Law, 5729 – 1969, as amended from time to time as well is a proceeding to impose a financial sanction according to Article D of Chapter Four of Part 9 of the Companies Law as amended from time to time; as well as proceeding according to Chapter a G1 of the Restrictive Trade Practices Law, 5748-1988, as amended from time to time; as well as any additional administrative proceeding whereby, by law (and subject to that law) an indemnity may be granted in respect of payments related thereto or expenses incurred in connection therewith.

Company –	ZIM Integrated Shipping Services Ltd.

The Companies Law –	the Companies Law, 5759-1999, as existing from time to time, including regulations that will be promulgated by virtue thereof, or any statutory provision that will replace the provisions of that Law.

Securities Law –	the Securities Law, 5728-1968, as existing from time to time, including regulations that will be promulgated by virtue thereof, or any other statutory provision that will replace the provisions of that Law.

Business Day –	Mondays to Thursdays, with the exception of Festivals, Festival Eves and official holidays in the State of Israel.

Writing –	printing and any other method of presenting words including documents that have been transmitted in writing by fax, telegram, telex, email, computer or any other means of electronic communication creating or enabling the creation of a copy and/or printout of any document.

Securities –	shares, bonds, capital notes, securities convertible into shares and rights of, any of the foregoing, that have been issued by the Company.

Incompetent Person –	a person declared as such pursuant to the Legal Capacity and Guardianship Law, 5722-1962.

Simple Majority –	a majority of more than one half of the votes of shareholders entitled to vote and who voted personally or by proxy, excluding abstention votes.

Articles –	The articles of association of the Company as drawn or as duly varied, from time to time, whether expressly or by law.

Companies Regulations –	regulations that have been promulgated by virtue of the Companies Law and/or by virtue of the Companies Ordinance.

Securities Regulations –	regulations that have been promulgated by virtue of the Securities Law.

Affiliated Company –	As defined in the Companies Law.

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1.2.	Anything expressed herein in the singular shall include the plural and vice versa. Anything mentioned herein in the masculine gender shall include the feminine gender, and vice versa; in each case unless the context otherwise requires.

1.3.	In these articles, a reference to an organ or officeholder is a reference to an organ or officeholder of the Company.

1.4.	The provisions of sections 3-10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, apply to the interpretation of the articles, in the absence of any other provision in regard to the matter in reference save where such matter or the context thereof is inconsistent with such application.

1.5.	Save as stated in this paragraph 1, words and expressions contained in these articles shall bear the meaning attributed thereto in the Companies Law, and in the absence thereof, they shall bear the meaning attributed thereto in the Companies Regulations, and in the absence thereof, the meaning attributed thereto in the Securities Law, and in the absence thereof, the meaning attributed thereto in the Securities Regulations, and in the absence thereof, the meaning attributed thereto in any other law, save where the meaning so attributed thereto is in contradiction with the context in which such word or expression appears or is repugnant to the essential thrust of the relevant provision contained in these articles.

1.6.	Where the provision of any law is referred to herein and such provision has been amended or repealed, the provision will be regarded as being in effect as if it formed part of these articles, save where as a consequence of such amendment or repeal, such provision is of no effect.

1.7.	The provisions of these articles are in addition to and override the provisions prescribed in the Companies Law to the extent they differ from such provisions. In the event of any of the provisions herein contained are contrary to that permitted by law, the provisions contained herein will be construed as far as possible in accordance with the provisions of the law.

1.8.	The headings in these articles are for convenience only and shall not be used for the interpretation hereof.

1.9.	A translation of these articles into English is attached as Exhibit A to these articles. In the event of any discrepancy between the Hebrew version and English version, the Hebrew version will prevail.

2.	Public Company

The Company is a public company.

3.	Donations

The Company may make donations to causes that its board of directors deems to be worthy even if the donation does not fall within the framework of its business considerations.

4.	Objectives of the Company

The objectives of the Company are to engage in any lawful business.

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5.	Limited Liability

The liability of each of the shareholders of the Company is limited to the payment of the full amount undertaken by him to be paid in respect of the shares which have been allotted to him at the time of the allotment.

Chapter Two - Share Capital of the Company

6.	Share Capital

6.1.	The Company’s registered share capital consists of the following:

6.1.1	350,000,001 having no nominal value (hereinafter “share”, “ordinary share”, “shares” or “ordinary shares”, as appropriate).

6.1.2	A non-transferable Special State Share conferring upon the State the rights set forth in, and only in, article 7 hereof, in order to secure essential interests of the State, at the State’s discretion, within the framework of, in all respects, article 7 hereof.

6.2.	Every share (with the exception of the Special State Share) confers the right to receive invitations to, participate in, and vote at, general meetings. A shareholder shall have a single vote for each share he holds. All shares rank equally between them in relation to the capital amounts that have been paid or credited as paid for them, in all aspects relating to dividend, the distribution of bonus shares and any other distribution, the refund of capital and participation in the distribution of surplus assets of the Company on a winding up.

6.3.	The provisions of these articles with respect to shares will similarly apply to other securities that will be issued by the Company, mutatis mutandis.

7.	The State Share

The following rights are the rights vested in the Special State Share and other than the rights specified hereunder the Special State Share shall not vest its holder with any voting rights or any equity rights, without derogating from the rights of the State under any law.

7.1.	The State’s Vital Interests in ZIM

The State of Israel's vital interests in ZIM, which are to be protected by means of a special share (hereinafter: the “State's Vital Interests”), in accordance with a decision of the Government of Israel, are as follows:

7.1.1.	The preservation of the Company’s existence as an Israeli company as set forth below;

7.1.2.	The preservation of the Company’s existence as an Israeli company as set forth below;

7.1.3.	Ensuring the possibility of maintaining that the operation ability and transportation capacity of the Company shall be at all times no less than the capacity set forth below, in order to enable the State to make an effective use of a Minimal Fleet as defined below, in a time of emergency or for security purposes, as determined by legally competent authorities;

7.1.4.	The prevention of elements hostile to the State of Israel, or liable to harm the State’s Vital Interests, foreign or security interests, or Israel's shipping relations with foreign countries, from having influence on the management of the Company as set forth below.

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7.2.	Definitions

For the purpose of the rights accompanying the Special State Share, in the Company’s articles the following terms shall have the following meaning:

7.2.1.	“Holding” or “acquisition” of securities, “holding or acquisition of securities together with others”, “interested party”, “control” and “affiliated company” – within the meaning of such terms in section 1 of the Securities Law, 5728-1968; however, in quantifying a shareholder’s holdings, regard shall not be given to his holdings through an affiliated company whose securities have been offered to the public;

7.2.2.	“Shares” – including securities of any kind vesting a right to acquire shares or convertible into shares of the Company, and the right to vote at the Company's general meeting, or appoint directors;

7.2.3.	“Transfer of shares” – including the assignment of voting rights and the right to appoint directors attached to a Share, including a charge on shares and any other transaction as a result of which the holding and/or ownership of shares may be transferred, including where the transfer is effected directly or indirectly, in one lot or in parts, in one transaction or in a series of transactions, with or without consideration;

7.2.4.	“Subsidiary” – a subsidiary company which owns a ship and/or ships, wholly and directly owned and controlled by ZIM, and its Memorandum and articles contain an entrenched provision which may not be altered, except with the consent of the holder of the Special State Share, providing that the transfer of a ship from a subsidiary of ZIM is conditional upon the approval of the shareholders of the subsidiary, and ZIM’s resolutions in this matter are subject to the provisions and rights attached to the Special State Share;

7.2.5.	“Transfer of ship” – any form of sale or transfer of ownership in a ship, including a ship owned by a Subsidiary, including in the course of winding-up or a merger, but excluding a transfer as a consequence of the realisation of a charge, and in addition, including any charter or transfer of possession of a ship, as well as a ship owned by a Subsidiary, for a period exceeding 18 months (and including a chartering out transaction containing an option to extend the total period of the charter to longer than 18 months), and also including where the transfer is effected directly or indirectly, in one lot or in parts, in a single transaction or a series of transactions, with or without consideration;

7.2.6.	“the holder of the Special State Share” – the Minister of Finance and the Minister of Transport in the Government of Israel;

7.2.7.	“Minimal fleet” – at least eleven (11) seaworthy ships, within the meaning of such expression in the Ports Regulations (Navigation Safety), 5743-1982, that are fully owned by ZIM and/or a Subsidiary or Subsidiaries, at least three (3) of which are multi-purpose ships (i.e. ships that are also capable of carrying general cargo), and/or general cargo ships;

7.2.8.	“the determining date” – the time at which the rights attached to the Special State Share come into force.

7.3.	Preserving the Company's Status as an Israeli Company

Resolutions inconsistent with the following provisions shall have no validity as regards the Company, its shareholders and any third party, if passed without the prior written consent of the holder of the Special State Share:

7.3.1.	The Company shall at all times be a company incorporated and registered in Israel, having its business headquarters and its principal and registered office in Israel. The Company will be entitled, in addition, to be registered as a foreign company in foreign countries, provided that the provisions in the articles relating to the Special State Share and the rights attached thereto are at all times observed, and that the implementation of these provisions in the articles shall be according to Israeli law;

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7.3.2.	At least a majority of the members of the board of directors of the Company, including the Chairman of the board of directors and the General Manager or the person serving as its Chief Executive Officer, as his title may be, shall be Israeli citizens;

7.3.3.	Subject to the provisions of article 7.3.2 above, a person who is not an Israeli citizen shall not be appointed and/or elected to serve as a director in the Company if as a result of his appointment there would not be at least a majority of the members of the board of directors who are Israeli citizens. The appointment of such a director as aforesaid shall not be valid and shall be regarded as if it had not been made from the outset;

7.3.4.	If, for any reason, the number of directors who are Israeli citizens falls below the above mentioned ratio (hereinafter: “deficiency”), the board of directors may appoint an additional director or additional directors in order to comply with the provisions of article 7.3.2, until the election of such directors by the general meeting, and shall be obliged, within 21 days, to convene the general meeting in order that it shall appoint directors on its behalf, so that there will be compliance with the provisions of article 7.3.2. A general meeting, as aforesaid, including an Adjourned Meeting, shall be held within 30 days of its being summoned.

Should the board of directors neglect to summon a general meeting or make up the Deficiency, the holder of the Special State Share may summon a general meeting and propose a list of candidates for election or appointment for the position of director in the manner prescribed in these articles, on behalf of the general meeting, to make up the Deficiency.

Should none of the above take place, the holder of the Special State Share may, with the consent of the Minister of Justice, appoint a retired District or Supreme Court Judge (hereinafter in this article: “the appointor”), who shall be vested with the power by virtue of the provisions of these articles, to appoint directors who are Israeli citizens and qualified to act as external directors pursuant to the Companies Law for the purpose of making up the deficiency, provided that such directors shall not be State employees or persons who were State employees in the two years preceding their appointment. The appointed directors shall serve, until the general meeting of the Company at which directors are appointed, in the number required to comply with article 7.3.2 above. The directors appointed by the appointor or by the general meeting as provided in article 7.3.2 above shall not be considered directors on behalf of the State. The holder of the Special State Share shall notify the Company, in writing, of the appointment of an appointor.

A deficiency shall not affect the validity of resolutions passed by the board of directors, insofar as they do not require the approval of the holder of the Special State Share and are not inconsistent with the provisions of these articles relating to the rights of the holder of the Special State Share;

7.3.5.	Resolutions shall not be passed without the prior written consent of the holder of the Special State Share, for a winding-up, including voluntary winding-up, or for a merger or spin-off, including by way of a compromise or arrangement according to sections 350 and 351 of the Companies Law, except mergers of Subsidiaries with the Company or with a Subsidiary, provided that in the opinion of the holder of the Special State Share, the merger shall not affect his rights under the Special State Share or cause the Minimal Fleet not to be maintained.

A transaction shall not be deemed to be a merger merely because it is so defined in the Restrictive Trade Practices Law, 5748-1988.

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7.4.	Maintaining the Minimal Fleet

7.4.1.	A transfer of ships shall be considered invalid as against the Company, its shareholders, and any third party, if as a result thereof the Minimal Fleet would not be maintained, unless the holder of the Special State Share has given his prior written consent thereto. Resolutions and/or representations made by ZIM concerning the approval of the transfer of a ship by a Subsidiary shall require the approval of the holder of the Special State Share, if as a result of such resolution the Minimal Fleet shall not be maintained.

7.4.2.	Should the holder of the Special State Share deny the Company's request to transfer a ship where, as a result of such transfer, the Minimal Fleet would not be maintained, the State shall indemnify the Company as provided in a separate agreement between the Company and the State. Should the State fail to indemnify the Company within 90 days in an amount which is not in dispute between the State and the Company, the Company may, subject to applicable provisions of Israeli law, transfer the ship.

7.4.3.	The Company may apply to the holder of the Special State Share for the purpose of obtaining his consent to a reduction in the size of the Minimal Fleet, permanently or for a certain period.

7.4.4.	Upon the happening of one of the following events:

7.4.4.1.	the holder of a charge on a ship or on shares which ZIM holds in a Subsidiary (hereinafter in this article: “chargee”) gives notice of his intention to realize the charge;

7.4.4.2.	a ship is arrested for the purpose of realizing a charge; or

7.4.4.3.	the Company notifies a chargee that it shall not make due payment of a debt which was secured by the charge;

The Company shall immediately notify the holder of the Special State Share thereof and the State may, in its sole discretion, redeem the debt for which the aforementioned ship or shares were charged as security.

7.4.5.	A transfer of shares in a Subsidiary, except a charge on shares in a subsidiary owning a single ship, and resolutions of a Subsidiary as provided in article 7.3.5 above, shall be invalid as against the Company, the Subsidiary, its shareholders and any third party without the prior written consent of the holder of the Special State Share, if as a result thereof the Minimal Fleet would not be maintained.

7.5.	Influence or Status in the Company Through Acquisition

7.5.1.	Each of the acts described below shall be considered invalid as against the Company and its shareholders without the prior written consent of the holder of the Special State Share:

7.5.1.1.	Any holding and/or transfer of shares and/or allotment that will cause the holding of shares in the Company to be at a percentage of 35%[1] or more of the Company’s issued share capital or an amount giving the holder thereof control of the Company, including as a result of a voting agreement; however, the approval of the holder of the Special State Share shall not be required for holdings and/or acquisitions by shareholders in the Company at the determining date;

1	In accordance with the decision of the Supreme Court from July 14, 2014 in Civil Appeal 4796/14 The State of Israel v. Zim Shipping Integrated Services Ltd. (Paragraph 2(a) of the decision).

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7.5.1.2.	Notwithstanding the provisions of article 7.5.1.1 above, the prior written consent of the holder of the Special State Share shall not be required for an agreement for a charge and/or pledge of the Company’s shares, provided that the charge and/or pledge may only be realized through a judicial instance in Israel and that a transfer of shares or acquisition of rights therein as a result of the realization of the charge and/or pledge pursuant to the decision of the judicial instance shall be governed by the provisions of Israeli law and the provisions of the Special State Share, and that a transfer of shares as aforesaid, which requires the consent of the holder of the Special State Share, shall not be valid without its prior written consent.

7.5.2.	In addition to the aforesaid, in accordance with the decision of the Supreme Court from July 14, 2014 in Civil Appeal 4796/14 The State of Israel v. ZIM Shipping Integrated Services Ltd. “any transfer of shares giving the holder thereof a holding of more than 24% but less than 35%, shall require prior notice to the State with full details regarding the proposed transferor and transferee, the percentage of shares to be held by the transferee after the transfer and relevant details regarding the transaction, including voting agreements and agreements for the appointment of directors (if any). If the State shall be of the opinion that the transfer of shares may possibly harm the security interests of the State or any of its vital interests or that it has not received the relevant information for the purpose of reaching its decision, the State shall be entitled to serve notice, within 30 days, that it objects to the transfer, giving reason for its objection. In such circumstances, the party requesting the transfer may initiate proceedings in connection with this matter with the competent court, which will consider and rule on the matter” (Paragraph 2(b) of the aforesaid decision).

7.6.	The State's Consent Process

7.6.1.	A request to receive the consent of the holder of the Special State Share, for any of the matters for which its consent is required, shall be made by the Company in a written application to the holder of the Special State Share through the director of the Government Companies Authority, the application containing all of the information required to make a decision on the matter.

7.6.2.	The holder of the Special State Share shall be deemed to have consented to the Company's application for the acts mentioned above, if he has not provided a rejection in writing in response to the application submitted by the Company, within thirty (30) days of receiving all of the required information in connection with the application. Each Minister holding the Special State Share may, only within fifteen (15) days from the submission of the application by the Company, request additional information vital for making a decision, which is in the possession of the Company or which the Company can with reasonable effort obtain, not included in the application, and the period of time between the date of this request, and the date on which the additional information requested is received, shall not be taken into account in calculating the thirty (30) days period. Should one of the Ministers holding the Special State Share notify the Company within this period of the intention of raising the matter for discussion in the Government, the 30 day period shall be extended by an additional period of fifteen (15) days.

7.6.3.	Every consent, waiver, or approval by the holder of the Special State Share shall be effective from the date on which they are given, unless otherwise expressly provided therein.

7.6.4.	The holder of the Special State Share may waive in favour of the Company and/or in favour of a certain shareholder, for a limited period or perpetually, any of the rights vested in him by the articles. A waiver as aforesaid shall not be deemed an alteration or amendment of the articles or of the rights attached to the Special State Share.

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7.6.5.	Should the holder of the Special State Share refuse to consent to any matter requiring consent, he shall outline the reasons for his refusal to consent, when providing notice of his refusal.

7.7.	Obtaining Consent to a Transfer of Shares

7.7.1.1.	Any person intending to enter into a transaction which will cause shares to be transferred or held, including exercise of rights attached thereto, at the percentages specified in article 7.5.1 above, shall immediately give written notice thereof to the secretary of the Company (hereinafter: “the secretary”) or anyone appointed by the Company for such a purpose.

7.7.1.2.	Any person holding shares in the Company at the percentage specified in article 7.5.1 above shall, prior to obtaining the approval of the holder of the Special State Share (hereinafter: “the applicant”) immediately give notice thereof to the secretary or anyone appointed by the Company for such purpose and shall deliver through the Company to the holder of the Special State Share, a Power of Attorney upon such terms and in such form as prescribed by the holder of the Special State Share, pursuant whereto the holder of the Special State Share shall be empowered to sell the shares held or to be held by the Applicant for the holding of which he requires a permit or an additional permit, as the case may be, as provided in the articles.

Should the Company be served with notice, or should it become aware in some other way that a person is prima facie holding shares in the Company at such percentages, it shall immediately give notice thereof to the holder of the Special State Share and such person, and demand from such person to provide a declaration of the amount of his holdings in the Company, whether held by himself or through others, and to furnish the holder of the Special State Share with a power of attorney as aforesaid.

Should a person fail to declare the amount of his holdings in the Company as required, and fail to furnish a Power of Attorney within thirty (30) days of being approached by the Company, and his holdings are in such amounts as to oblige the consent of the holder of the Special State Share, the Company shall demand from such person to reduce the amount of his holdings in the Company, within a period of thirty (30) days, to such amount as he is permitted to hold.

If within this period of time such shares are not transferred as aforesaid, the holder of the Special State Share may sell the shares in excess of the permitted amount through the Stock Exchange or in a transaction off the Stock Exchange, at such price and on such terms as he deems appropriate, and transfer the net proceeds (after deduction of expenses and tax payments, including VAT) (hereinafter: “the net proceeds”) to the person who held the sold shares.

7.7.1.3.	Any person who has entered or intends to enter into a voting agreement requiring the consent of the holder of the Special State Share, as provided in article 7.5.1 above, shall immediately give notice thereof to the secretary or anyone appointed by the Company for such a purpose.

The aforementioned voting agreement shall not be valid without the consent of the holder of the Special State Share, and the parties to the agreement shall not be allowed to implement it, unless they have been given the consent of the holder of the Special State Share.

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7.7.2.	Immediately after a person has given notice to the Company as mentioned in article 7.7.1 above, the Company shall apply for the consent for such holding of the holder of the Special State Share. The Company shall attach to its request all the documents and information relevant to this matter, which is in the Company's possession or which the Company can obtain with reasonable effort, as well as any other information in the Company's possession which may be required by the holder of the Special State Share. Should the Company fail to apply to the holder of the Special State Share within a reasonable time, the abovementioned person may apply in the aforementioned matters to the holder of the Special State Share through the director of the Government Companies Authority.

7.7.3.	Should a rejection be received from the holder of the Special State Share to the application for a holding permit as aforesaid, the board of directors or Secretary shall inform the person who applied for the permit of the reply, and:

7.7.3.1.	the shares that were intended to be transferred shall remain with the person who intended to transfer them and the transaction shall have no effect;

7.7.3.2.	if for any reason it becomes impossible for the shares to remain with the transferor as provided in article 7.7.3.1 above, the secretary shall demand the holder of the shares to reduce holdings in the Company within a period of thirty (30) days, to the amount he is permitted to hold.

If during this period of time such shares are not transferred as aforesaid, the holder of the Special State Share shall be permitted to sell shares which are in excess of the permitted amount through a Stock Exchange or in a transaction off the Stock Exchange, at such price and on such terms as he deems, and shall transfer the net proceeds as hereinbefore defined to whomever held the sold shares.

7.7.4.	As long as the written consent of the holder of the Special State Share to the holding of shares at the percentages stated in article 7.5.1 has not been received, or if the holder of the Special State Share has not agreed to approve such holding as aforesaid, the transfer of the shares and/or the holding shall not be valid and no person may receive or exercise as against the Company any right vested in a shareholder by reason of holding shares in an amount exceeding that for which the consent of the holder of the Special State Share is required.

Without derogating from the aforesaid, no person shall elect and/or appoint directors in the Company in a number exceeding the number of directors which he is entitled to elect and/or appoint by virtue of the shares held by him and for the holding of which he does not require a permit or an additional permit, as the case may be, and his vote at the general meeting shall be by show of hands in accordance with the amount of shares for the holding of which he does not require a permit or an additional permit, as the case may be.

7.7.5.	Any transfer or sale of shares made by the holder of the Special State Share pursuant to this article 7 shall be valid as against every person. No claim shall be entertained against the rights of anyone who has acquired the shares from the holder of the Special State Share or against the shares’ sale process. The provisions of these articles relating to the forfeiture and charge of shares shall, mutatis mutandis, apply to the transfer of shares pursuant to this article insofar as they are not inconsistent with the foregoing.

7.7.6.	Any notice to the Applicant pursuant to this article shall be delivered to his address as registered in the Register. If no such address is registered, it shall be published in at least two daily newspapers in Israel and in at least one foreign newspaper according to the principal place of dealing in the shares outside of Israel and its publication shall, for all intents and purposes, constitute notice delivered to the Applicant himself.

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7.8.	Registration of Shareholders

The registration of shareholders in the Register may be effected only after receiving the consent of the holder of the Special State Share, to the extent that the holding requires the consent of the holder of the Special State Share.

7.9.	Receipt of Approval to Vote at a General Meeting

The right to vote at a general meeting of a person who is not registered in the Register and/or a proxy of a shareholder who is registered in the Register shall require the approval of the holder of the Special State Share, to the extent that the holding by virtue of which the shareholder and/or his proxy wish to vote requires the consent of the holder of the Special State Share.

7.10.	Right to Information

7.10.1.	The holder of the Special State Share shall be entitled to receive all the information and documents that a holder of ordinary shares in the Company is entitled to receive and in addition thereto shall be entitled to receive the following:

7.10.1.1.	information and documents concerning transactions which the Company (including corporations under its control) has executed, or intends to execute, relating to a transfer of ships in the Minimal Fleet and/or relating to a transfer of ships that will cause the number of the Company's seaworthy ships to fall below twelve (12) vessels;

7.10.1.2.	information and documents, insofar as known to the Company, concerning transactions which have been or may be executed and relating to a transfer of shares in the Company which come within the ambit of article 7.5.1 above, as well as voting agreements, including agreements for the appointment of directors;

7.10.1.3.	information and documents relating to resolutions or plans for any changes in the matters mentioned in article 7.3.5 above;

7.10.1.4.	information and documents, insofar as known to the Company, relating to the national affiliation of the members of the board of directors of the Company, candidates to serve on the board of directors of the Company, the Chairman of the board of directors and the General Manager;

7.10.1.5.	information and documents relating to the location of the registered office and principal business headquarters of the Company;

7.10.1.6.	any other information reasonably required in the opinion of the Minister in order to safeguard the State’s Vital Interests.

7.10.2.	All of the information which a general meeting of the Company receives or is entitled to receive and any notice which the holder of an ordinary share in the Company is entitled to receive, shall be delivered to the holder of the Special State Share before the general meeting is convened.

7.10.3.	The holder of the Special State Share shall keep secret all information that is not in the domain of the shareholders and shall only use such information in order to exercise his rights under the articles for the purpose of safeguarding the State’s vital interests.

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7.11.	Entrenchment of Articles Relating to the Special State Share

7.11.1.	Any change, including amendment to or cancellation of the provisions of these articles relating to the rights vested in and/or attached to the Special State Share and the holder thereof, including this provision, shall have no effect as against the Company, its shareholders and any third party without the prior written consent of the holder of the Special State Share.

7.11.2.	In the event of any inconsistency between the provisions of the articles relating to the rights vested by the Special State Share and the other provisions of the articles, the provisions of the articles relating to the Special State Share shall prevail.

8.	Issuance of Shares and Other Securities

8.1.	No right of preemption – the existing shareholders of the Company will have no right of preemption, preferential or other right whatsoever to acquire securities of the Company. The directors may, at their absolute discretion, first offer securities of the Company to all or some of the existing shareholders.

8.2.	Redeemable securities - the board of directors of the Company may issue redeemable securities with such rights and subject to such conditions as will be determined by the board.

8.3.	Commissions - the Company may pay to any person commission (including underwriting fees) in consideration of underwriting, marketing or distribution services of the Company’s securities, conditionally or unconditionally, on such conditions as will be determined by the board of directors. The payments mentioned in this paragraph may be paid in cash or securities of the Company, or partly by one method and partly in the other.

8.4.	Subject to the provisions of any law and the registration conditions of the relevant stock exchange in which the Company’s securities are traded, the board of directors may make arrangements for a difference between the holders of securities of the Company in relation to the terms of allotment of the Company’s securities and the rights attaching to those securities, and may vary such conditions, including waiving any part thereof. The board of directors may further issue to the holders of the securities, calls in respect of monies that have yet to be discharged in respect of the securities that they hold.

8.5.	Any payment on account of a share will be first credited on account of the premium in respect of any share, unless otherwise prescribed the terms of issue thereof.

8.6.	No member shall be entitled to exercise any right of a shareholder including dividend, prior to having paid all sums outstanding pursuant to the terms of issue, together with interest, linkage differentials and expenses, if any, unless otherwise prescribed the terms of issue.

8.7.	The board of directors may forfeit and sell, re-allot or otherwise dispose of any security for which the total consideration has not been paid, as they decide, including without consideration.

8.8.	The forfeiture of a security shall lead to the cancellation of any right or claim or demand in or against the Company in relation to such security, save for such rights and obligations as are excepted by these articles or which by law are granted to or imposed upon a former holder of securities.

9.	Register of Shareholders of the Company and Issuance of Share Certificates

9.1.	The secretary of the Company or the person who has been appointed for that purpose by the directors of the Company will be responsible for managing the register of shareholders. Every member shall be entitled to receive from the Company one share certificate, or a number of certificates, as decided by the Company, without charge, within two months of the allotment or registration of the transfer (or in such other shorter period as will be otherwise prescribed by the terms of issue) in respect of all the shares of a certain class that are registered in his name and such certificate will specify the number and class of the shares (if any) and such other particular as will, in the opinion of the directors be significant. In the case of a share jointly held, the Company will not be bound to issue more than one certificate to all the joint holders and delivery of such certificate to one of the joint holders will be deemed to be delivery to all.

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9.2.	The board of directors may close the register of shareholders up to an aggregate period of 45 days in any year.

9.3.	Share certificates will be issued under the seal or stamp of the Company or in its printed name, and under the hand of a single director and the secretary of the Company or of two directors, or of such other person as the directors have appointed for such purpose.

9.4.	The Company may issue a new certificate in lieu of an issued certificate that has been lost or defaced or become worn, against such evidence and indemnity as the Company will require and after payment of such sum as will be determined by the directors and the Company may replace existing certificates with new ones without payment, subject to the terms prescribed by the board of directors and pursuant to a decision of the board.

9.5.	Where two or more persons are registered as joint holders of a share, each of them shall be entitled to acknowledge the receipt of a dividend or other payments in respect of the said share and whose acknowledgement will be binding upon all the holders of the share.

9.6.	The Company may recognize a trustee as holder of a share and issue a share certificate in the trustee’s name, provided the trustee has given notice of the identity of the beneficiary under the trust. The Company shall not be bound or required to recognize any claim based on any equitable or contingent right or a future right or partial right to a share or to any other right whatsoever in respect of any such share, other than the absolute right of the registered shareholder of each share unless on the basis of a judicial order or pursuant to the requirements of any law.

10.	Transfer of Shares of the Company

10.1.	Subject to Sections 7.5 and 7.7, shares of the Company are transferable.

10.2.	No transfer of shares will be registered unless an instrument of transfer of the shares (hereinafter: “share transfer”) will have been submitted to the Company. The share transfer will be in the following or like form so far as possible, or in such other form as will be approved by the board.

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Instrument of Share Transfer

I, _________________ I.D./Corporate no. _________________ from _________________ (hereinafter: “the Transferor”) transfer to _______________________ I.D./Corporate no. _________________ from _________________ (hereinafter “the Transferee”) in consideration of the sum of NIS ___________ paid to me ______ shares of_______class of n.v. NIS each marked numbered ___________to __________, (inclusive) of the Company, ________________________ Ltd., (hereinafter: “the Company”) to be held by the Transferee, the administrators of his estate and by his successors on the conditions on which I/we held the same at the time of the execution hereof and I/we, the Transferee/s agree to take the said shares on such conditions appearing in the Articles, from time to time.

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IN WITNESS WHEREOF we have set our hands this ___ day of _____________

Transferor		Transferee

Name:		Name:

Signature:		Signature:

Witness to Transferor’s signature:		Witness to Transferee’s signature

Name:	______________________________, Adv.	Name:	______________________________ Adv.

Signature:		Signature:

======================================================

10.3.	A share transfer of shares not fully paid-up will be of no effect or of shares over which the Company has a right of lien or charge, unless it has been approved by the board of directors which may, at its absolute discretion, and without assigning any reasons, refuse to register such transfer.

The board of directors may refuse such a share transfer and may further make such transfer conditional on the Transferee’s undertaking, in such amount and manner as the directors will determine, to repay the Transferor’s undertakings in respect of the shares or the undertakings in respect of which the Company has a lien or charge over the shares.

10.4.	The Transferor will continue to be regarded as shareholder of the shares transferred until the Transferee’s name has been entered in the Register of Members.

10.5.	A share transfer will be presented to the registered office of the Company for registration, together with the certificates constituting the registered shares that are to be transferred (if issued) together with such other evidence as the Company will require concerning the Transferor’s title to or right to transfer the shares. Share transfers will be retained by the Company. The Company will not be bound to keep the share transfers and the share certificates that have been cancelled.

10.6.	A joint shareholder wishing to transfer his right in the share but who holds no share certificate will not be bound to attach the share certificate to the share transfer provided that the share transfer specifies that the Transferor holds no share certificate in respect of the share the right in which is being transferred and the transferred share is jointly held with others, together with their particulars.

10.7.	The Company may demand payment of a fee for registering the transfer in such sum or at such rate as will be determined by the board of directors from time to time.

10.8.	Only the personal representatives and administrator or executors of the estate of a deceased shareholder, and in the absence thereof, his heirs, shall be recognized as the holder thereof after proving their entitlement thereto as determined by the directors.

10.9.	The Company may recognize the surviving shareholder of a share held jointly upon the death of one of the holders unless all the joint holders of the share have notified the Company in writing prior to the death of any of them of their wish that the provisions of this paragraph will not apply, but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

10.10.	A person acquiring a right to a share in his capacity as personal representative, administrator, heir, receiver, liquidator or trustee in bankruptcy of a shareholder or otherwise by law, may, when proving his right – as required by the board of directors – be registered as shareholder of such share or transfer the same to another, subject to the provisions regarding transfers pursuant to these articles.

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10.11.	The person acquiring a right to a share in consequence of the transfer thereof by operation of law, will be entitled to dividends and the other rights in respect of the share and further be entitled to receive and give receipts for dividend or other payments payable in connection with such share but will not be entitled to receive notices in connection with the general meetings of the Company (to the extent such right exist) and participate or vote thereat in connection with such share or exercise any right of a member, save as stated above, until after he is registered as shareholder in relation to such share.

11.	Charge over Shares

11.1.	The Company shall have a first charge and right of lien on all shares that are not fully paid up and registered in the name of each shareholder and on the proceeds of sale thereof whether or not they have matured for payment, which have been called or which shall become payable on a fixed date for such share. The Company shall have a lien on all the shares (other than fully paid up shares) registered in the name of a shareholder as security for the monies due from him, or his assets, whether solely or jointly with others. Such charge shall also extend over to dividends declared from time to time in respect of these shares.

11.2.	The board of directors is entitled, in order to exercise any such charge or lien, to sell the shares or any of them that are subject to the lien in any manner it may deem fit, but no sale shall be made until after a notice in writing has been delivered to the shareholder, concerning the Company’s intention to sell the shares, in default of payment of such sum, fourteen days from the date of the notice. The net proceeds of any such sale, after payment of costs of the sale, shall be used to pay the debts or the liabilities of the shareholder and the residue (if any) shall be paid to him.

11.3.	If a sale of shares is made in order to enforce a charge or lien by the apparent exercise of the powers conferred above, the board of directors is entitled to register such shares in the register in the name of the purchaser, and the purchaser shall not be obliged to examine the regularity of the proceedings or the manner in which the proceeds of the sale have been applied. After they have been entered in the register in his name, no person shall challenge the validity of the sale.

12.	Alterations to Share Capital

The general meeting may, at any time, resolve to effect any of the following:

12.1.	Increase of Registered Share Capital

To increase its registered share capital, whether or not all the shares registered at that time were issued or not. The increased capital shall be divided into shares having ordinary, preferred or deferred rights or with any other special rights (subject to any special rights of any existing class of shares) or subject to terms and restrictions in respect of dividend, repayment of capital, voting or other terms as the general meeting shall provide in its resolution regarding the increase of the registered capital.

12.2.	Classes of Shares

Divide the share capital into different classes of shares and determine and vary the rights attached to each class of shares, on the conditions set out below –

12.2.1.	Unless otherwise prescribed in the terms of issue of the shares, vary the rights of any class of shares after the adoption of a resolution of general meetings of the shareholders of each class of shares separately or the consent in writing of all of the holders of the shares of all classes.

12.2.2.	The rights conferred on the holders of the shares of a particular class shall not be deemed to have been varied, by the creation or issue of other shares having identical rights, or a change in the rights of existing shares, unless otherwise provided in the terms of issue of those shares.

12.3.	Consolidation

To consolidate and redivide all or any of its share capital. In the event that as a result of such consolidation, the holders of shares whose shares have been consolidated are left with fractions, the board of directors may, with the sanction of the general meeting in the resolution deciding on such consolidation:

12.3.1.	sell all the fractions and for such purpose appoint a trustee in whose name the certificates comprising the fractions will be issued and who will sell the same and apply the proceeds received, less commissions and expenses, among those entitled. The board of directors may decide that shareholders entitled to proceeds that are in a sum that is less than that prescribed, will not receive the proceeds of such fractions and their portion of the proceeds will be divided among the shareholders entitled to the proceeds that exceed the amount prescribed in proportion to the proceeds to which they are entitled;

12.3.2.	allot to each shareholder who, as a result of such consolidation and re-distribution, is left with fractional shares, fully paid-up shares of the class existing prior to the consolidation in such number as will, when consolidated with the fraction, be sufficient for a single complete consolidated share and such allotment will be deemed to have taken effect immediately prior to the consolidation;

12.3.3.	determine that shareholders will not be entitled to receive consolidated shares in respect of fractional consolidated shares resulting from the consolidation of one half or less of the number of shares whose consolidation creates a single consolidated share, but will be entitled to receive a consolidated share in respect of a consolidated fractional share resulting from the consolidation of more than one half of the number of the shares whose consolidation creates a single consolidated share.

In the event of any of the actions specified in sub-paragraphs (b) or (c) above, necessitating the issue of additional shares, the payment thereof will be effected in the manner in which bonus shares are paid. Such consolidation and distribution will not be deemed to be an alteration of the rights of the shares to which the consolidation and distribution relate.

12.4.	Cancellation of Unissued Registered Share Capital

To cancel registered share capital that has yet to be allotted, provided that no undertaking of the Company exists to allot such shares.

12.5.	Split of Share Capital

To split all or any of the Company’s share capital by distributing all or any of them for the time being.

Chapter Three - General Meetings

13.	Removal of Powers by the General Meeting

The general meeting may assume powers vested in any another organ and may further transfer powers conferred upon the general manager to the board of directors, all for a specific matter or for a specific

14.	Annual and Special General Meetings and Class Meetings

14.1.	Annual meetings will be held at the Company’s registered office in Israel, or elsewhere as determined by the Company’s board of directors. In accordance with the provisions of section 59 of the Companies Law, the annual general meeting of shareholders shall appoint the directors.

14.2.	The Company will not give notice convening a general meeting to the shareholders registered in the Company’s register of members, beyond the notice given to all of the Company shareholders as required by law.

15.	Proceedings at General Meetings

15.1.	Quorum for Holding General Meetings (“Quorum”)

Two shareholders at least present personally or by proxy and holding at least thirty three and a third percent of the voting rights in the Company, within half an hour of the time appointed for commencing the meeting, will constitute a quorum for holding general meetings.

15.2.	Adjournment of the General Meeting in the Absence of a Quorum

If no quorum is present within half an hour from the time appointed for the meeting, the meeting will stand adjourned to the seventh day following the prescribed date of the meeting, (and if that day falls on a day other than a business day, on the next succeeding business day), at the same time and place without there being any further notice to that effect, or to such other date, time and place as will be determined by the board of directors by notice to the shareholders, and at the adjourned meeting, the business for which the original meeting was convened, will be discussed. In the absence of a quorum at such adjourned meeting, a single shareholder at least (without reference to the number of shares that he holds) present personally or by proxy, will constitute a quorum. Notwithstanding the foregoing, if the meeting has been called by requisition of a shareholder as stated in section 63(b)(2) of the Law, a quorum at the adjourned meeting will be that required for convening such meeting.

15.3.	Chairman of the General Meeting

The chairman of the board of directors will preside over every general meeting and in his absence, such person who will be appointed for the purpose by the directors. In the absence of a chairman or if he is not present at the meeting within 15 minutes of the time appointed, the shareholders present at the meeting will elect one of the directors of the Company to be chairman or if no director is present, one of the shareholders present will be elected to preside as chairman of the meeting, or the secretary of the Company.

16.	Votes of Shareholders

16.1.	Certification of title – a shareholder must furnish to the Company a certificate of title at least two business days prior to the date of the general meeting. The Company may waive such requirement.

16.2.	Vote by an incompetent person - an incompetent person may vote only by trustee, natural guardian or other legal guardian. Such persons may vote personally or by proxy.

16.3.	Vote of joint shareholders - in the case of two or more holders of a share, one of them, either personally or by proxy may vote. If more than one joint holder of a share requires to participate in the vote, the senior of them will vote only. For such purpose the senior will be deemed to be the person whose name first appears in the register of members.

16.4.	Defect - no immaterial defect in the convening or conduct of the general meeting, including a defect resulting from the non-performance of any term or condition prescribed by the Law or the articles of the Company, including with respect to the manner of convening or conducting the general meeting will disqualify any resolution passed at the general meeting nor affect the proceedings which took place thereat.

17.	Appointment of Proxies

17.1.	Voting by Means of Proxy

A shareholder may appoint a proxy to participate in and vote in his stead, either for a particular general meeting or at general meetings of the Company generally, provided that the instrument appointing the proxy has been delivered to the Company at least two business days prior to the date appointed for the general meeting, unless the Company has waived this requirement. A proxy is not required to be a shareholder of the Company.

Insofar as the instrument of appointment is not for a particular general meeting, then such an instrument of appointment deposited prior to one general meeting will also have effect for other general meetings thereafter.

The foregoing will similarly apply to a shareholder being a body corporate, who appoints a person to participate in and vote in its stead at the general meeting.

17.2.	Form of the Instrument of Appointment

The instrument appointing a proxy will be signed by the shareholder or by a person authorized on his behalf in writing, and if the appointor is a body corporate, will be signed in the manner binding that body corporate. The Company may require delivery of confirmation in writing to its satisfaction regarding the power of the signatories to bind the body corporate. The instrument of appointment will be made in the form set out below. The secretary of the Company or the board of directors will, at their discretion, accept an instrument of appointment in different form provided the changes are not material. The Company will only accept an original instrument of appointment or copy thereof, provided that such copy will be certified by a qualified Israeli lawyer or notary.

===============================================================

Instrument of Appointment

Date: _________________

[Name of the Company

address of the Company]

Dear Sir/Madam,

RE:	Annual General/Special General Meeting of (“the Company”) that will take place on (“the Meeting”)

I, the undersigned, _________________ I.D./Corporate no. _________________ of _________________ being the registered holder of (*) ordinary shares hereby appoint _________________, I.D. (**)_________________ and/or _________________, I.D. _________________ and/or _________________, I.D. _________________ to participate and vote for me and on my behalf at the above mentioned meeting and at every adjournment thereof/ any general meeting of the Company, until I notify you to the contrary.

_________________

Signature

(*)	A registered shareholder may grant a number of instruments of appointment (proxies), each to relate to a different quantity of shares of the Company that he holds, provided that he will not grant instruments of appointment for a number larger than that which he holds.

(**)	In the event of the attorney not being the holder of an Israeli I.D., his passport number and the country of issue may also be inserted.

===============================================================

17.3.	Validity of Instrument of Appointment (Proxy)

A vote cast in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death, or incompetence or bankruptcy of the appointor, or if the appointment was made by a corporation – the liquidation of or revocation by the appointor of the instrument of appointment or transfer of the share in respect of which it was given, unless notice in writing is received at the office of the Company before the meeting to the effect that such event has occurred.

17.4.	Disqualification of Proxies

Subject to the provisions of any law, the secretary of the Company may, at his discretion, disqualify proxies, if a reasonable suspicion exists that they have been forged or were granted by virtue of shares for which other proxies were granted.

Chapter Four - Board of Directors

18.	Directors – Appointment and Termination of Office

18.1.	Number of directors – the number of directors of the Company will be not less than 7 (seven) nor more than 9 (nine), unless otherwise resolved by the general meeting.

18.2.	Appointment of directors at a special meeting – a special meeting of the Company may appoint directors for the Company instead of those whose service has been terminated as well as in any case where the number of the members of the board of directors has fallen below the minimum required by the articles or by the general meeting. Unless prescribed otherwise in the resolution of the appointment, such appointment will be valid until the next annual general meeting.

Appointment of directors by the board of directors – the board of directors has the right, at any time, to appoint any person as a director subject to the maximum number of directors prescribed in these articles, either to fill in a place that has fallen temporarily vacant or as an addition to the board. A director so appointed will hold office until the next ensuing annual meeting and maybe re-elected, unless his service has been terminated by the general meeting.

18.3.	Validity of the appointment – the service of the directors elected will commence at the end of the general meeting at which they were elected or the date of their appointment by the board of directors as stated in paragraph 18.2 above, as appropriate, unless a later date has been fixed by the resolution of such appointment.

18.4.	Alternate director – a director may from time to time appoint an alternate for himself (hereinafter: “alternate director”), dismiss such alternate director and appoint another instead of any alternate director whose office has been vacated for any reason, either for a particular meeting or permanently.

18.5.	Ramifications of the termination of a director’s service on the board of directors’ operations – in the event of the office of a director being vacated, the remaining directors may continue to act as long as their number has not fallen below the minimum number of directors prescribed by these articles or by the general meeting. In the event of a number of directors having so reduced, the remaining directors may act solely in order to convene a general meeting of the Company.

18.6.	Meetings held by means of communication – the board of directors may hold meetings using any means of communications, provide that all participating directors are able to hear each other simultaneously.

18.7.	Meetings held without convening – the board of directors may make decisions even without actual convening provided that all the directors who are entitled to participate in the discussion and to vote on the matter brought for decision agreed not to convene for that matter.

19.	Chairman of the Board

19.1.	Appointment – the directors will appoint one of their number to be chairman of the board and also determine in the resolution of the appointment the period for which he will hold office. Unless otherwise prescribed in the resolution of his appointment, the chairman of the board will hold office until another is appointed in his stead or until he ceases to serve as director whichever is the earlier. Upon the chairman of the board ceasing to be a director of the Company, a new chairman will be appointed at the first meeting of the board that takes place thereafter.

19.2.	Absence of casting vote –in the event of an equality of votes on a resolution of the board, the chairman of the board or the person who has been appointed to conduct the meeting, will have no additional vote.

20.	Acts of the Directors

20.1.	The agenda of meetings of the directors will be set by the chairman of the board, and will include:

20.1.1.	matters determined by the chairman of the board;

20.1.2.	matters prescribed pursuant to the provisions of section 98 of the Companies Law; and

20.1.3.	such other business as one director or the general manager have requested the chairman of the board, a reasonable time before the convening of the meeting of the board, to be included on the agenda.

20.2.	Notices of board meetings will be sent in writing, by fax, e-mail or other means of communication, to the address or fax number, e-mail address or address to which notices may be sent by other means of communication as appropriate, as given by the director to the Company upon his appointment, or by written notice to the Company, thereafter.

20.3.	Quorum - the quorum for commencing meetings of the board will be the presence of a majority of the members of the board for the time being.

20.4.	Validity of acts of the directors in the case of a disqualified director - all acts effected in good faith at a meeting of the board or by a committee of directors or by any person acting as director will be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of such director or person so acting or that all or any one of them were disqualified, as if every such person had been lawfully appointed and was qualified to be a director.

21.	Approval of Extraordinary Transactions

Subject to the provisions of the Companies Law, a transaction of the Company with an officeholder thereof or with the controlling shareholder thereof or a transaction of the Company with another person in which an officeholder or a controlling shareholder of the Company has a personal interest, not being extraordinary transactions, will be approved by the board or by the audit committee, or by such person as will be empowered in that behalf by the board. Such approval may be for a single occasion for a specific transaction or general for a certain class of transactions. Such authorization may be given on a non-recurring (one-time) basis for a specific transaction or generally for all classes or for a particular class of transactions

Chapter Five - Secretary, Auditor and Internal Auditor

22.	Secretary

The board of directors may appoint a secretary for the Company on such conditions as it deems fit. In the absence of an appointment of a secretary for the Company, the general manager will, or such person who he will empower for that purpose and in the absence of a general manager, the person who will be empowered in that behalf by the board, fulfil the duties of a secretary prescribed by the law, these articles and by a resolution of the board.

The secretary of the Company will be responsible for all the documents that will be kept at the registered office of the Company, and maintain the registers which the Company is required to maintain by law.

23.	Auditor

23.1.	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for a period exceeding one year, as determined by the general meeting.

23.2.	The directors will determine the remuneration of the auditor of the Company for audit-related duties as well as his remuneration for additional, non-audit-related services, after receiving the recommendations of the audit committee or committee for reviewing the financial statements (to be determined by the board of directors), unless otherwise prescribed by the Company in general meeting.

24.	Internal Auditor

24.1.	The CEO shall be in charge of the internal auditor on behalf of the organization.

24.2.	The internal auditor will submit to the audit committee for approval, a proposal for an annual or periodic work scheme, and the audit committee will approve the same, subject to such amendments as appear to it to be appropriate.

Chapter Six - Preservation and Distribution of the Company’s Capital

25.	Dividend and Bonus Shares

25.1.	Right to Dividend or Bonus Shares

Dividend or bonus shares will be distributed to the persons registered as shareholders of the Company on the date of the resolution regarding the distribution or on such other date as will be determined in such resolution.

25.2.	Payment of Dividend

25.2.1.	Method of payment

In the absence of directions to the contrary in the resolution regarding the distribution of dividend, dividend may be paid under deduction of the tax required by law, by cheque payable to the payee only, that will be sent by registered mail to the registered address of the shareholder entitled thereto and registered with the Company, or by bank transfer. Any such cheque will be drawn to the order of the person to whom it is sent. Dividend in specie will be distributed as determined in the resolution of the distribution.

In the case of joint registered owners, the cheque will be sent to such member first named in the Register of Members in relation to the joint ownership.

The dispatch of the cheque to the person who, on the record date, is registered in the Register of Members as holder of a share, or in the case of joint owners – of any of the joint owners – will constitute a discharge in relation to all the payments that have been made in connection with such share.

The Company may resolve not to send a cheque below a certain sum, and the dividend amounts which ought to have been so paid will be regarded as unclaimed dividend.

The Company may set off against the dividend amount to which a shareholder is entitled any debt of that shareholder to the Company, whether or not overdue.

25.2.2.	Unclaimed dividend

The board of directors may invest any dividend unclaimed for a period of one year after the declaration thereof or otherwise apply the same for the benefit of the Company until claimed. The Company will not be bound to pay interest or linkage for unclaimed dividend.

25.3.	Method of Capitalizing Profits and Distribution of Bonus Shares

25.3.1.	Reserves

The board of directors may, at its discretion, set aside to special reserves any amount whatsoever out of the profits of the Company, or from a re-evaluation of its assets or the relative part thereof in re-evaluating the assets of companies associated with it, and determine the designation of such reserves. The directors may further cancel such reserves.

25.3.2.	Distribution of bonus shares - to give effect to a distribution of bonus shares, the board of directors may settle any difficulty arising and make adjustments, including deciding that fractional shares will not be distributed except for certificates in respect of a cumulative number of fractional shares, sell the fractions and pay the proceeds thereof to those entitled to receive the fractional bonus shares and decide that payment in cash will be paid to the shareholders or that fractions having a value of less than the amount that will be determined (and, if not determined, an amount being less than NIS. 50) will not be brought into account for the purpose of making those adjustments.

Chapter Seven - Exemption, Indemnification and Insurance of Officeholders

26.	Exemption of Officeholders

The Company may exempt in advance and retroactively any officeholder thereof from all or any of his responsibility by reason of damage following a breach of the duty of care towards it to the maximum extent permitted by law.

27.	Indemnification of Officeholders

27.1.	The Company may indemnify an officeholder thereof to the maximum extent permitted by law. Without prejudice to the generality of the foregoing, the following provisions will apply:

27.2.	The Company may indemnify an officeholder thereof by reason of liability, payment or expense that has been imposed upon him or which he has incurred on account of any act which he committed in his capacity of officeholder, as set out below:

27.2.1.	Financial liability that has been imposed upon him in favour of any other person by judgment, including a judgment made in a compromise or arbitrator’s award that has been approved by a court.

27.2.2.	Payment to a party damaged by a breach as stated in section 52BB (a)(1)(a) of the Securities Law, 5728-1968 (“Party Damaged by a Breach”).

27.2.3.	Reasonable litigation expenses, including legal fees, expended by the officeholder on account of any investigation or proceedings which have been conducted against him by an authority competent to do so, and which has concluded without any indictment being brought against him and without any financial liability having been imposed upon him as an alternative to a criminal proceeding or which is concluded without any indictment being brought against him but with the imposition of financial liability as an alternative to a criminal proceeding in an offence which does not require proof of criminal intent or incurred in connection with a financial sanction.

27.2.4.	Expenses incurred in connection with an administrative proceeding that has been conducted in his case, including reasonable litigation costs, covering also legal fees.

27.2.5.	Reasonable litigation expenses, including legal fees, expended by an officeholder or for which he has been made liable by any court in any proceeding that has been brought against him by or in the name of the Company or any other person or in any criminal proceedings from which he has been acquitted, or criminal charge of which he has been convicted for an offence that does not require proof of criminal intent.

27.2.6.	Any liability or other expense by reason of which it is or will be permitted by law to indemnify an officeholder.

27.3.	Indemnification in Advance

The Company may grant an undertaking in advance to indemnify an officeholder thereof by reason of any liability or expense mentioned in paragraph 27.2.1 above, provided the undertaking to indemnify in advance will be limited to the events which, in the opinion of the board of directors, are foreseeable in light of the Company’s activity in practice at the time of the granting of the undertaking to indemnify, and for a sum or at a standard that the board of directors has determined to be reasonable in the circumstances, there being specified in the undertaking to indemnify the events which, in the board’s opinion, may be expected in light of the Company’s activity in practice at the time of granting the undertaking and sum or standard that the board of directors has determined to be reasonable in the circumstances. The Company may further grant an undertaking in advance to indemnify an officeholder thereof by reason of liabilities or expenses detailed in paragraphs 27.2.2 through 27.2.6 above.

27.4.	Retroactive Indemnification

The Company may indemnify an officeholder thereof retroactively.

28.	Insurance of Officeholders

28.1.	The Company may insure its officeholders to the maximum extent permitted by law. Without derogating from the generality of the foregoing, the Company may enter into a contract to insure the liability of an officeholder of the Company by reason of any liability or payment that will be imposed upon him by reason of any act which he has committed in his capacity of officeholder, in any of the following:

28.1.1.	Breach of the duty of care towards the Company or any other person;

28.1.2.	The breach of any fiduciary duty towards the Company, provided the officeholder acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

28.1.3.	Financial liability that will be imposed upon him in favour of any other person;

28.1.4.	Payment to a party damaged by breach;

28.1.5.	Expenses incurred in connection with an administrative proceeding conducted in his case and/or in connection with a financial sanction, including reasonable litigation expenses, covering also legal fees.

28.1.6.	Any other event by reason of which it is or will be permitted by law to insure the liability of an officeholder.

29.	Exemption, Indemnification and Insurance – Generally

29.1.	The provisions of the above paragraphs regarding exemption, indemnity and insurance, are not intended nor will they operate to limit the Company in any manner whatsoever with respect to entering into a contract regarding exemption, insurance and/or indemnity in relation to the persons set out below:

29.1.1.	Persons who are not officeholders of the Company, including employees, consultants or contractors of the Company not being officeholders thereof.

29.1.2.	Officeholders in other companies. The Company may enter into a contract regarding the exemption, indemnification and insurance of officeholders of companies that are in its control, Affiliated Companies, or other companies in which it has an interest, to the maximum extent permitted by law, and the above provisions regarding exemption, indemnity and insurance of officeholders in the Company will, mutatis mutandis, apply in this respect.

29.2.	It is to be clarified that in this Chapter, such an undertaking relating to exemption, indemnity and insurance for an officeholder may be in effect also after the officeholder has ceased to serve in the Company.

Chapter Eight - Winding-up and Re-Organization of the Company

30.	Merger

Approval of a merger by the general meeting will be by simple majority from amongst the votes of the shareholders who are entitled to vote and who have actually voted.

31.	Winding-up

31.1.	If the Company is wound up, voluntarily or otherwise, the liquidator may, with the approval of general meeting, distribute in specie among the members parts of the property of the Company and may, with like sanction, vest any part of the property of the Company in trustees in favour of the members, as the liquidator, with such approval, will deem fit.

31.2.	The shares of the Company will have equal rights among them in relation to the capital amounts that have been or have been credited as paid up in relation to the repayment of the capital and participation in a distribution of surplus assets of the Company on a winding up, subject to the special rights of the shares if shares with special rights have been issued.

32.	Re-Organization of the Company

32.1.	On the sale of property of the Company, the board of directors or the liquidators (on a winding up) may, if authorized by resolution passed by the general meeting of the Company, accept fully paid or partly paid up shares, bonds or securities of any other company, Israeli or foreign, whether then existing or to be formed for the purchase in whole or in part of the property of the Company, and the directors (if the profits of the Company permit), or the liquidators (on a winding up), may distribute amongst the shareholders such shares, or securities, or any other property of the Company without realization, or vest the same in trustees for the shareholders.

32.2.	The general meeting may, by resolution adopted by the general meeting of the Company resolve on the valuation of any such securities or property at such price and in such manner as the general meeting will decide, and all holders of shares will be bound to accept any valuation or distribution so authorized, and waive all rights in relation thereto, save only in case the Company is proposed to be or is in the course of being wound-up, to such statutory rights (if any) under the provisions of the law as are incapable of being varied or excluded.

Chapter Nine - Notices

33.	Notices

33.1.	Notices or any other document may be given by the Company to any member appearing in the register of members personally or sent by registered mail addressed to such member according to the address registered in the register of members or according to such address as the member will have given in writing to the Company as being an address for the service of notices.

33.2.	All notices that are required to be given to members will be given, in relation to shares having joint owners, to such person whose name first appears in the register of members, and notice given in this manner will be sufficient notice to all the joint shareholders.

33.3.	Any notice or other document that has been given or sent to the member pursuant to these articles will be deemed to have been duly given and sent with respect to the shares that are held by him whether the shares are held by him alone or by him jointly with others (notwithstanding the death or bankruptcy of such member or grant of a winding-up order, appointment of a trustee or liquidator or receiver over his shares, at such time and regardless of whether the Company knew of his death or bankruptcy or otherwise, or not) until another person will be registered in his stead as holder thereof, and such delivery or dispatch will be deemed to be sufficient if made to any person having a right in the shares.

33.4.	Any notice or other document that has been sent by the Company by mail according to an address in Israel will be deemed to have been delivered within 48 hours of the date on which the letter containing the notice or the document has been posted, or within 96 hours in the case of an address abroad, and in proving delivery it will be sufficient to prove that the letter containing the notice or the document was properly addressed and posted.

33.5.	The accidental omission to give notice regarding a general meeting or non-receipt of any notice by a member of any meeting or other notice will not cause the disqualification of a resolution adopted at such meeting or of any proceedings based on such notice.

33.6.	Any shareholder and any member of the board may waive his right to receive a notice or to receive a notice at any particular time and may agree that a general meeting of the Company or meeting of the board, as the case may be, will convene and be held notwithstanding the fact that he has not received any notice thereof or despite the notice not having been received in the time required.

Chapter Ten - Jurisdiction

34.	Jurisdiction

34.1.	Unless the consent of the Company in writing has been received to the election of an alternative forum, and with the exception of all matters concerning a claimant or class of claimants having the right to file an action in the courts in Israel, in relation to causes of action by virtue of the U.S. Securities Act of 1933, (as amended) or Securities Exchange Act of 1934, (as amended), the federal district courts of the United States of America shall be the exclusive forum for resolving any action the causes of which result from the U.S. Securities Act of 1933 (as amended) or Securities Exchange Act of 1934, (as amended).

34.2.	Unless the consent of the Company in writing has been received to the election of an alternative forum, the Haifa District Court will constitute the exclusive forum for: (a) a derivative action or derivative proceeding that is filed in the name of the Company; (b) any action grounded in a breach of fiduciary duty of a director, officeholder or other employee of the Company towards the Company or towards the shareholders of the Company; or (c) any action the cause of which results from any provision of the Companies Law, 5759-1999 or the Securities Law, 5728-1968. Any person or entity purchasing or otherwise acquiring, or holding, any interest in the shares of the Company will be deemed to be parties to whom notice has been given of the provisions of these clauses and as parties who have given their consent to the provisions of these clauses.

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